Dreyfus
Short-Intermediate
Government Fund

Investing in U.S. government securities
to maximize current income

PROSPECTUS April 1, 2000

As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Contents

THE FUND

What every investor
should know about
the fund

2 Goal/Approach 3 Main Risks 4 Past Performance 5 Expenses 6 Management 7 Financial Highlights YOUR INVESTMENT

Information
for managing your
fund account

8 Account Policies 11 Distributions and Taxes 12 Services for Fund Investors 14 Instructions for Regular Accounts 16 Instructions for IRAs FOR MORE INFORMATION

Where to learn more
about this and other
Dreyfus funds

Back Cover

The Fund

Dreyfus Short-Intermediate
Government Fund

Ticker Symbol: DSIGX

GOAL/APPROACH

The fund seeks to provide as high a level of current income as is consistent with the preservation of capital. To pursue this goal, it invests in securities issued or guaranteed by the U.S. government or its agencies or instrumentalities, and in repurchase agreements. The fund may invest up to 35% of its net assets in mortgage-related securities issued by U.S. government agencies or instrumentalities, such as mortgage pass-through securities issued by the Government National Mortgage Association, the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and collateralized mortgage obligations (“CMOs”), including stripped mortgage-backed securities.

Typically in choosing securities, the portfolio manager first examines U.S. and global economic conditions and other market factors in order to estimate longand short-term interest rates. Using a research-driven investment process, generally, the portfolio manager then seeks to identify potentially profitable issues before they are widely perceived by the market, and seeks underpriced or mispriced securities that appear likely to perform well over time.

The fund generally maintains an effective duration of approximately three years or less. Duration is an indication of how sensitive a bond or mutual fund portfolio may be to changes in interest rates. Generally, the longer the duration, the more volatility an investor should expect.

INFORMATION ON THE FUND'S RECENT STRATEGIES AND HOLDINGS CAN BE FOUND IN THE CURRENT ANNUAL/SEMIANNUAL REPORT (SEE BACK COVER).

Concepts to understand

MORTGAGE PASS-THROUGH SECURITIES: pools of residential or commercial mortgages whose cash flows are "passed through" to the holders of the securities via monthly payments of interest and principal.

CMOS: multi-class bonds backed by pools of mortgage pass-through securities or mortgage loans. CMOs may be issued by government agencies or by private issuers

STRIPPED MORTGAGE-BACKED SECURITIES: the separate income or principal components of a mortgage-backed security. CMOs may be partially stripped so that each investor receives some interest and some principal, or fully stripped into interest-only and principal-only components.

MAIN RISKS

Prices of bonds tend to move inversely with changes in interest rates. While a rise in rates may allow the fund to invest for higher yields, the most immediate effect is usually a drop in bond prices, and therefore in the fund’s share price as well. To the extent that the fund maintains a higher duration than short-term funds, its share price typically will react more to interest rate movements. As a result, the value of your investment in the fund could go up and down, which means that you could lose money.

Other risk factors could have an effect on the fund’s performance:

•	if the fund's mortgage-related securities are paid off substantially earlier or later than expected, the fund's share price or yields could be hurt

•	the value of certain types of stripped mortgage-backed securities may move in the same direction as interest rates

•	because many types of U.S. government securities trade actively among investors outside the U.S., their prices may rise and fall as changes in global economic conditions affect the demand for these securities

While some of the fund’s securities may carry guarantees by the U.S. government or its agencies or instrumentalities, these guarantees do not apply to the market value of those securities or to shares of the fund itself.

Other potential risks

Most mortgage-backed securities are a form of derivative. Derivatives can be illiquid and highly sensitive to changes in their underlying securities, interest rate or index, and can be highly volatile as a result.

At times, the fund may engage in short-term trading. When employed, this could increase the fund’s transaction costs and taxable distributions, lowering its after-tax performance accordingly.

The Fund 3

PAST PERFORMANCE

The bar chart and table below show some of the risks of investing in the fund. The bar chart shows the changes in the fund’s performance from year to year. The table compares the fund’s average annual total return to that of the Merrill Lynch Governments, U.S. Treasury, Short-Term (1-3 Years) Index, a broad measure of performance for Treasury securities with maturities between one and three years. Of course, past performance is no guarantee of future results.

Year-by-year total return AS OF 12/31 EACH YEAR (%)

10.04   13.50   7.02    7.33    -0.75   12.61   3.96    6.14    6.47    1.88
1990    1991    1992    1993    1994    1995    1996    1997    1998    1999

BEST QUARTER:                                 Q4 '91         +4.83%

WORST QUARTER:                                Q1 '92         -1.04%

Average annual total return AS OF 12/31/99

                                   1 Year             5 Years         10 Years
                    -----------------------------------------------------------
FUND                                1.88%               6.15%           6.73%

MERRILL LYNCH GOVERNMENTS,
U.S. TREASURY, SHORT-TERM
(1-3 YEARS)

INDEX
                                    3.06%               6.50%           6.58%

What this fund is --
and isn't

This fund is a mutual fund:
a pooled investment that is professionally managed and gives you the opportunity to participate in financial markets. It strives to reach its stated goal, although as with all mutual funds, it cannot offer guaranteed results.

An investment in this fund is not a bank deposit. It is not insured or guaranteed by the FDIC or any other government agency. It is not a complete investment program. You could lose money in this fund, but you also have the potential to make money.

EXPENSES

As an investor, you pay certain fees and expenses in connection with the fund, which are described in the table below. Annual fund operating expenses are paid out of fund assets, so their effect is included in the share price. The fund has no sales charge (load) or Rule 12b-1 distribution fees.

                        Fee table

                    ANNUAL FUND OPERATING EXPENSES
                    OF AVERAGE DAILY NET ASSETS

                        Management                                   0.50%

                        Shareholder services fee                     0.09%

                        Other expenses                               0.12%
                        --------------------------------------------------------
                        TOTAL                                        0.71%
                        --------------------------------------------------------
Expense example

1 Year              3 Years           5 Years                    10 Years
------------------------------------------------------------------------------
$73                  $227              $395                         $883
This example shows what you could pay in expenses over time. It uses the same hypothetical conditions other funds use in their prospectuses: $10,000 initial investment, 5% total return each year and no changes in expenses. The figures shown would be the same whether you sold your shares at the end of a period or kept them. Because actual return and expenses will be different, the example is for comparison only.

Concepts to understand

MANAGEMENT FEE: the fee paid to Dreyfus for managing the fund's portfolio and assisting in all aspects of the fund's operations.

SHAREHOLDER SERVICES FEE: a fee of up to 0.25% used to reimburse Dreyfus Service Corporation for shareholder account service and maintenance.

OTHER EXPENSES: fees paid by the fund for miscellaneous items such as transfer agency, custody, professional and registration fees.

The Fund 5

MANAGEMENT

The investment adviser for the fund is The Dreyfus Corporation, 200 Park Avenue, New York, New York 10166. Founded in 1947, Dreyfus manages more than $127 billion in over 160 mutual fund portfolios. For the past fiscal year, the fund paid Dreyfus a management fee at the annual rate of 0.50% of the fund’s average daily net assets. Dreyfus is the primary mutual fund business of Mellon Financial Corporation, a global financial services company with approximately $2.5 trillion of assets under management, administration or custody, including approximately $485 billion under management. Mellon provides wealth management, global investment services and a comprehensive array of banking services for individuals, businesses and institutions. Mellon is headquartered in Pittsburgh, Pennsylvania.

The fund, Dreyfus and Dreyfus Service Corporation (the fund’s distributor) each have adopted a code of ethics that permits its personnel, subject to such code, to invest in securities, including securities that may be purchased or held by the fund. The Dreyfus code of ethics restricts the personal securities transactions of its employees, and requires portfolio managers and other investment personnel to comply with the code’s preclearance and disclosure procedures. Its primary purpose is to ensure that personal trading by Dreyfus employees does not disadvantage any Dreyfus-managed fund.

Portfolio manager

Gerald Thunelius is the fund's primary portfolio manager, a position he has held since June 1994. Mr. Thunelius joined Dreyfus in May 1989.

FINANCIAL HIGHLIGHTS

This table describes the fund’s performance for the fiscal periods indicated. “Total return” shows how much your investment in the fund would have increased (or decreased) during each period, assuming you had reinvested all dividends and distributions. These figures have been independently audited by Ernst & Young LLP, whose report, along with the fund’s financial statements, is included in the annual report.

                                                              YEAR ENDED NOVEMBER 30,
                                                1999         1998      1997      1996       1995
-------------------------------------------------------------------------------------------------------------------

PER-SHARE DATA ($)

Net asset value, beginning of period            10.82        10.82     10.95     11.06      10.57

Investment operations:

      Investment income -- net                    .63          .74       .66       .65        .73

      Net realized and unrealized gain (loss)
      on investments                             (.39)         .01     (.13)     (.11)        .49

Total from investment operations                  .24          .75       .53      .54        1.22

Distributions:

      Dividends from investment income -- net    (.63)        (.75)     (.66)    (.65)      (.73)

      Dividends from net realized gain
      on investments                               --           --        --        --         --

Total distributions                              (.63)        (.75)     (.66)     (.65)     (.73)

Net asset value, end of period                  10.43        10.82     10.82     10.95     11.06

Total return (%)                                 2.33         7.21      4.93      5.08     11.91
---------------------------------------------------------------------------------------------------

RATIOS/SUPPLEMENTAL DATA

Ratio of expenses
to average net assets (%)                         .71          .70       .74       .74        .66

Ratio of net investment income
to average net assets (%)                        6.00         6.85      6.13      5.99       6.73

Decrease reflected in above expense ratios
due to actions by Dreyfus (%)                     --           --        .01        --        .09

Portfolio turnover rate (%)                  1,096.12       902.14    818.39    594.44     387.60
----------------------------------------------------------------------------------------------------

Net assets, end of period ($ x 1,000)         434,782      487,714   488,172   569,319    573,681

The Fund 7

Your Investment

ACCOUNT POLICIES

Buying shares

YOU PAY NO SALES CHARGES to invest in this fund. Your price for fund shares is the fund’s net asset value per share (NAV), which is generally calculated as of the close of trading on the New York Stock Exchange (usually 4:00 p.m. Eastern time) every day the exchange is open. Your order will be priced at the next NAV calculated after your order is accepted by the fund’s transfer agent or other authorized entity. The fund’s investments are generally valued by an independent pricing service approved and supervised by the fund’s board.

Minimum investments

                                                Initial      Additional
                                   ___________________________________________________
REGULAR ACCOUNTS                                $2,500       $100
                                                             $500 FOR
                                                             TELETRANSFER
                                                             INVESTMENTS

TRADITIONAL IRAS                                $750         NO MINIMUM

SPOUSAL IRAS                                    $750         NO MINIMUM

ROTH IRAS                                       $750         NO MINIMUM

EDUCATION IRAS                                  $500         NO MINIMUM
                                                             AFTER THE FIRST
                                                             YEAR

DREYFUS AUTOMATIC                               $100         $100
INVESTMENT PLANS
All investments must be in U.S. dollars. Third-party checks cannot be accepted. You may be charged a fee for any check that does not clear. Maximum TeleTransfer purchase is $150,000 per day.

Third-party investments

If you invest through a third party (rather than directly with Dreyfus), the policies and fees may be different than those described here. Banks, brokers, 401(k) plans, financial advisers and financial supermarkets may charge transaction fees and may set different minimum investments or limitations on buying or selling shares. Consult a representative of your plan or financial institution if in doubt.

Selling shares

YOU MAY SELL (REDEEM) SHARES AT ANY TIME. Your shares will be sold at the next NAV calculated after your order is accepted by the fund’s transfer agent or other authorized entity. Any certificates representing fund shares being sold must be returned with your redemption request. Your order will be processed promptly and you will generally receive the proceeds within a week.

BEFORE SELLING OR WRITING A CHECK for recently purchased shares, please note that if the fund has not yet collected payment for the shares you are selling, it may delay sending the proceeds for up to eight business days or until it has collected payment.

Limitations on selling shares by phone

Proceeds
sent by                                   Minimum       Maximum
                                   ___________________________________________________

CHECK                                     NO MINIMUM    $250,000 PER DAY

WIRE                                      $1,000        $500,000 FOR JOINT
                                                        ACCOUNTS
                                                        EVERY 30 DAYS

TELETRANSFER                              $500          $500,000 FOR JOINT
                                                        ACCOUNTS
                                                        EVERY 30 DAYS

Written sell orders

Some circumstances require written sell orders along with signature guarantees. These include:

•	amounts of $10,000 or more on accounts whose address has been changed within the last 30 days
•	requests to send the proceeds to a different payee or address

Written sell orders of $100,000 or more must also be signature guaranteed.

A SIGNATURE GUARANTEE helps protect against fraud. You can obtain one from most banks or securities dealers, but not from a notary public. For joint accounts, each signature must be guaranteed. Please call us to ensure that your signature guarantee will be processed correctly.

Your Investment 9

ACCOUNT POLICIES (CONTINUED)

General policies

UNLESS YOU DECLINE TELEPHONE PRIVILEGES on your application, you may be responsible for any fraudulent telephone order as long as Dreyfus takes reasonable measures to verify the order.

THE FUND RESERVES THE RIGHT TO:

•	refuse any purchase or exchange request that could adversely affect the fund or its operations, including those from any individual or group who, in the fund's view, is likely to engage in excessive trading (usually defined as more than four exchanges out of the fund within a calendar year)

•	refuse any purchase or exchange request in excess of 1% of the fund's total assets

•	change or discontinue its exchange privilege, or temporarily suspend this privilege during unusual market conditions

•	change its minimum investment amounts

•	delay sending out redemption proceeds for up to seven days (generally applies only in cases of very large redemptions, excessive trading or during unusual market conditions)

The fund also reserves the right to make a “redemption in kind” -- payment in portfolio securities rather than cash -- if the amount you are redeeming is large enough to affect fund operations (for example, if it represents more than 1% of the fund’s assets).

Small account policies

To offset the relatively higher costs of servicing smaller accounts, the fund charges regular accounts with balances below $2,000 an annual fee of $12. The fee will be imposed during the fourth quarter of each calendar year.

The fee will be waived for: any investor whose aggregate Dreyfus mutual fund investments total at least $25,000; IRA accounts; accounts participating in automatic investment programs; and accounts opened through a financial institution.

If your account falls below $500, the fund may ask you to increase your balance. If it is still below $500 after 30 days, the fund may close your account and send you the proceeds.

DISTRIBUTIONS AND TAXES

THE FUND USUALLY PAYS ITS SHAREHOLDERS DIVIDENDS from its net investment income once a month, and distributes any net capital gains it has realized once a year. Your distributions will be reinvested in the fund unless you instruct the fund otherwise. There are no fees or sales charges on reinvestments.

FUND DIVIDENDS AND DISTRIBUTIONS ARE TAXABLE to most investors (unless your investment is in an IRA or other tax-deferred account). The tax status of any distribution is the same regardless of how long you have been in the fund and whether you reinvest your distributions or take them in cash. In general, distributions are federally taxable as follows:

Taxability of distributions

The tax status of your dividends and distributions will be detailed in your annual tax statement from the fund.

Because everyone’s tax situation is unique, always consult your tax professional about federal, state and local tax consequences.

Taxes on transactions

Except in tax-deferred accounts, any sale or exchange of fund shares, including through the checkwriting privilege, may generate a tax liability. Of course, withdrawals or distributions from tax-deferred accounts are taxable when received.

The table at right also can provide a guide for your potential tax liability when selling or exchanging fund shares. “Short-term capital gains” applies to fund shares sold or exchanged up to 12 months after buying them. “Long-term capital gains” applies to shares sold or exchanged after 12 months.

Your Investment 11

SERVICES FOR FUND INVESTORS

Automatic services

BUYING OR SELLING SHARES AUTOMATICALLY is easy with the services described below. With each service, you select a schedule and amount, subject to certain restrictions. You can set up most of these services with your application or by calling 1-800-645-6561.

For investing

DREYFUS AUTOMATIC                   For making automatic investments
ASSET BUILDER((reg.tm))             from a designated bank account.

DREYFUS PAYROLL                     For making automatic investments
SAVINGS PLAN                        through a payroll deduction.

DREYFUS GOVERNMENT                  For making automatic investments
DIRECT DEPOSIT                      from your federal employment,
PRIVILEGE                           Social Security or other regular
                                    federal government check.

DREYFUS DIVIDEND                    For automatically reinvesting the
SWEEP                               dividends and distributions from
                                    one Dreyfus fund into another
                                    (not available for IRAs).
                        ________________________________________________________
For exchanging shares

DREYFUS AUTO-                       For making regular exchanges
EXCHANGE PRIVILEGE                  from one Dreyfus fund into
                                    another.
                        ________________________________________________________
For selling shares

DREYFUS AUTOMATIC                   For making regular withdrawals
WITHDRAWAL PLAN                     from most Dreyfus funds.

Dreyfus Financial Centers

Through a nationwide network of Dreyfus Financial Centers, Dreyfus offers a full array of investment services and products. This includes information on mutual funds, brokerage services, tax-advantaged products and retirement planning.

Experienced financial consultants can help you make informed choices and provide you with personalized attention in handling account transactions. The Financial Centers also offer informative seminars and events. To find the Financial Center nearest you, call 1-800-499-3327.

Checkwriting privilege

YOU MAY WRITE REDEMPTION CHECKS against your account in amounts of $500 or more. These checks are free; however, a fee will be charged if you request a stop payment or if the transfer agent cannot honor a redemption check due to insufficient funds or another valid reason. Please do not postdate your checks or use them to close your account.

Exchange privilege

YOU CAN EXCHANGE SHARES WORTH $500 OR MORE (no minimum for retirement accounts) from one Dreyfus fund into another. You can request your exchange in writing or by phone. Be sure to read the current prospectus for any fund into which you are exchanging before investing. Any new account established through an exchange will have the same privileges as your original account (as long as they are available). There is currently no fee for exchanges, although you may be charged a sales load when exchanging into any fund that has one.

Dreyfus TeleTransfer privilege

TO MOVE MONEY BETWEEN YOUR BANK ACCOUNT and your Dreyfus fund account with a phone call, use the Dreyfus TeleTransfer privilege. You can set up TeleTransfer on your account by providing bank account information and following the instructions on your application.

24-hour automated account access

YOU CAN EASILY MANAGE YOUR DREYFUS ACCOUNTS, check your account balances, transfer money between your Dreyfus funds, get price and yield information and much more -- when it's convenient for you -- by calling 1-800-645-6561.

Retirement plans

Dreyfus offers a variety of retirement plans, including traditional, Roth and Education IRAs. Here’s where you call for information:

• •	for traditional, rollover, Roth and Education IRAs, call 1-800-645-6561 for SEP-IRAs, Keogh accounts, 401(k) and 403(b) accounts, call 1-800-358-0910

Your Investment 13

      INSTRUCTIONS FOR REGULAR ACCOUNTS

TO OPEN AN ACCOUNT

           In Writing

Complete the application.

Mail your application and a check to:
The Dreyfus Family of Funds
P.O. Box 9387, Providence, RI 02940-9387

          By Telephone

WIRE Have your bank send your
investment to The Bank of New York,
with these instructions:
* ABA# 021000018
* DDA# 8900052139
* the fund name
* your Social Security or tax ID number
* name(s) of investor(s)

Call us to obtain an account number.
Return your application.

           Automatically

WITH AN INITIAL INVESTMENT Indicate
on your application which automatic
service(s) you want. Return your
application with your investment.

WITHOUT ANY INITIAL INVESTMENT Check
the Dreyfus Step Program option on your
application. Return your application,
then complete the additional materials
when they are sent to you.

           Via the Internet

COMPUTER Visit the Dreyfus Web site
http://www.dreyfus.com and follow the
instructions to download an account
application.

TO ADD TO AN ACCOUNT

Fill out an investment slip, and write your
account number on your check.

Mail the slip and the check to:
The Dreyfus Family of Funds
P.O. Box 105, Newark, NJ 07101-0105

WIRE Have your bank send your
investment to The Bank of New York,
with these instructions:
* ABA# 021000018
* DDA# 8900052139
* the fund name
* your account number
* name(s) of investor(s)

ELECTRONIC CHECK Same as wire, but insert
"1111" before your account number.

TELETRANSFER Request TeleTransfer on your
application. Call us to request your transaction.

ALL SERVICES Call us to request a form to
add any automatic investing service
(see "Services for Fund Investors"). Complete
and return the forms along with any other
required materials.

TO SELL SHARES

Write a redemption check OR letter of instruction
that includes:
* your name(s) and signature(s)
* your account number
* the fund name
* the dollar amount you want to sell
* how and where to send the proceeds

Obtain a signature guarantee or other documentation,
if required (see "Account Policies -- Selling Shares").

Mail your request to:
The Dreyfus Family of Funds
P.O. Box 9671, Providence, RI 02940-9671

WIRE Be sure the fund has your bank account information on file. Call us to request your transaction. Proceeds will be wired to your bank.

TELETRANSFER Be sure the fund has your bank account information on file. Call us to request your transaction. Proceeds will be sent to your bank by electronic check.

CHECK Call us to request your transaction. A check will be sent to the address of record.

DREYFUS AUTOMATIC WITHDRAWAL PLAN Call us to request a form to add the plan. Complete the form, specifying the amount and frequency of withdrawals you would like.

Be sure to maintain an account balance of $5,000 or more.

To reach Dreyfus, call toll free in the U.S.

1-800-645-6561

Outside the U.S. 516-794-5452

Make checks payable to:

THE DREYFUS FAMILY OF FUNDS

You also can deliver requests to any Dreyfus Financial Center. Because processing time may vary, please ask the representative when your account will be credited or debited.

Concepts to understand

WIRE TRANSFER: for transferring money from one financial institution to another. Wiring is the fastest way to move money, although your bank may charge a fee to send or receive wire transfers. Wire redemptions from the fund are subject to a $1,000 minimum.

ELECTRONIC CHECK: for transferring money out of a bank account. Your transaction is entered electronically, but may take up to eight business days to clear. Electronic checks usually are available without a fee at all Automated Clearing House (ACH) banks.

Your Investment 15

      INSTRUCTIONS FOR IRAS

TO OPEN AN ACCOUNT

            In Writing

Complete an IRA application, making sure
to specify the fund name and to indicate
the year the contribution is for.

Mail your application and a check to:
The Dreyfus Trust Company, Custodian
P.O. Box 6427, Providence, RI 02940-6427

           By Telephone

           Automatically

WITHOUT ANY INITIAL INVESTMENT Call us
to request a Dreyfus Step Program form.
Complete and return the form along with
your application.

           Via the Internet

COMPUTER Visit the Dreyfus Web site
http://www.dreyfus.com and follow the
instructions to download an account
application.

TO ADD TO AN ACCOUNT

Fill out an investment slip, and write
your account number on your check. Indicate
the year the contribution is for.

Mail in the slip and the check (see "To Open
an Account" at left).

WIRE Have your bank send your
investment to The Bank of New York,
with these instructions:
* ABA# 021000018
* DDA# 8900052139
* the fund name
* your account number
* name of investor
* the contribution year

ELECTRONIC CHECK Same as wire, but insert
"1111" before your account number.

TELEPHONE CONTRIBUTION Call to request us
to move money from a regular Dreyfus
account to an IRA (both accounts must be
held in the same shareholder name).

ALL SERVICES Call us to request a form to
add an automatic investing service (see
"Services for Fund Investors"). Complete
and return the form along with any
other required materials.

All contributions will count as current year.

TO SELL SHARES

Write a redemption check* OR letter of instruction
that includes:

* your name and signature
* your account number and fund name
* the dollar amount you want to sell
* how and where to send the proceeds
* whether the distribution is qualified or premature
* whether the 10% TEFRA should be withheld

Obtain a signature guarantee or other
documentation, if required. Mail in your
request (see "To Open an Account" at left).

* A redemption check written for a qualified
distribution is not subject to TEFRA.

DREYFUS AUTOMATIC WITHDRAWAL PLAN Call us to request instructions to establish the plan.

To reach Dreyfus, call toll free in the U.S.

1-800-645-6561

Outside the U.S. 516-794-5452

Make checks payable to:

THE DREYFUS TRUST COMPANY, CUSTODIAN

You also can deliver requests to any Dreyfus Financial Center. Because processing time may vary, please ask the representative when your account will be credited or debited.

Concepts to understand

WIRE TRANSFER: for transferring money from one financial institution to another. Wiring is the fastest way to move money, although your bank may charge a fee to send or receive wire transfers. Wire redemptions from the fund are subject to a $1,000 minimum.

ELECTRONIC CHECK: for transferring money out of a bank account. Your transaction is entered electronically, but may take up to eight business days to clear. Electronic checks usually are available without a fee at all Automated Clearing House (ACH) banks.

Your Investment 17

For More Information

Dreyfus Short-Intermediate Government Fund

SEC file number: 811-4888

More information on this fund is available free upon request, including the following:

Annual/Semiannual Report

Describes the fund's performance, lists portfolio holdings and contains a letter from the fund's manager discussing recent market conditions, economic trends and fund strategies that significantly affected the fund's performance during the last fiscal year.

Statement of Additional Information (SAI)

Provides more details about the fund and its policies. A current SAI is on file with the Securities and Exchange Commission (SEC) and is incorporated by reference (is legally considered part of this prospectus).

To obtain information:

BY TELEPHONE
Call 1-800-645-6561

BY MAIL Write to:
The Dreyfus Family of Funds
144 Glenn Curtiss Boulevard
Uniondale, NY 11556-0144

BY E-MAIL Send your request
to info@dreyfus.com

ON THE INTERNET Text-only
versions of certain fund
documents can be viewed
online or downloaded from:

         SEC
         http://www.sec.gov

        DREYFUS
         http://www.dreyfus.com

You can also obtain copies by
visiting the SEC's Public
Reference Room in Washington, DC
(for information, call 1-202-942-8090)
or, after paying a duplicating fee,
by E-mail request to
publicinfo@sec.gov, or by writing to the SEC's
Public Reference Section,
Washington, DC 20549-0102.

(c) 2000 Dreyfus Service Corporation 542P0400